                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported): SEPTEMBER 11, 1998



                               FORE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



         DELAWARE                     0-24156               25-1628117
 (State or other jurisdiction       (Commission           (IRS Employer
     of incorporation)              File Number)         Identification No.)



     1000 FORE DRIVE, WARRENDALE, PA                       15086-7502
  (Address of principal executive offices)                 (Zip code)



Registrant's telephone number, including area code: (724) 742-4444

Item 2.  Acquisition or Disposition of Assets.

         On September 11, 1998, FORE Systems, Inc. ("FORE") acquired Berkeley Networks Inc., a California corporation ("Berkeley"), by means of a merger (the "Merger") of a wholly owned subsidiary of FORE, Fastwire Acquisition Corporation, a Delaware corporation ("Fastwire"), with and into Berkeley. The Merger was accomplished pursuant to the Agreement and Plan of Reorganization, dated as of August 25, 1998, among FORE, Fastwire and Berkeley (the "Reorganization Agreement"). As a result of the Merger, each outstanding share of Berkeley Common Stock was converted into 0.552148 of a share of FORE's Common Stock. The terms of the Reorganization Agreement were the result of arm's-length negotiations among the parties.

         As a result of the Merger, a total of approximately 8.648 million shares of FORE's Common Stock (the "FORE Shares") have been issued to former Berkeley shareholders. The issuance of the FORE Shares to Berkeley shareholders is intended to be exempt from registration pursuant to the exemption provided by Regulation D under the Securities Act of 1933, as amended. FORE will also grant to former holders of options to purchase Berkeley Common Stock a total of approximately 0.6 million substitute stock options to purchase FORE Common Stock.

         FORE will pay the equity holders of Berkeley up to an aggregate of an additional $30 million in cash if certain technological advances are demonstrated and certain revenue goals are attained.

         FORE has agreed to file a shelf registration statement on Form S-3 covering the FORE Shares within five business days following September 11, 1998 and to use its reasonable commercial efforts to cause such registration statement to become effective.

         Berkeley designs and develops multi-gigabit routing switch platforms based on Windows NT and advanced stateful inspection switching ASICs. FORE intends to continue such business.

         The Merger is subject to certain risks. Certain of these risks are set forth below. For other risks affecting FORE and the combined company, please refer to the risk factors contained in FORE's Annual Report on Form 10-K for the year ended March 31, 1998 and its Form 10-Q for the fiscal quarter ended June 30, 1998.

         PRODUCT DEVELOPMENT AND NEW TECHNOLOGIES. The development of new products and technologies is a complex process involving substantial risks and uncertainties. Berkeley is a start-up stage development company with a limited operating history. To date, Berkeley has generated no significant revenue and has not shipped a completed product. The products currently under development by Berkeley will need to be further developed by FORE prior to shipment to customers. The successful combination of FORE and Berkeley is substantially dependent on the timely introduction of new products under development by Berkeley and the integration of Berkeley's product offerings into FORE's distribution and marketing channels. There can be no assurance that development of Berkeley's products will be completed in a timely manner or at all, and if the development of such products is completed, that they will be accepted in the marketplace. If Berkeley's products are not developed successfully or in a timely way, or if they do not achieve commercial acceptance, FORE's business, financial position and results of operations could be materially adversely affected.

         DIFFICULTY OF INTEGRATING TWO COMPANIES. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The possible business and financial advantages of the Merger will not be achieved unless the operations of Berkeley are successfully combined with those of FORE in a timely manner. The transition will require substantial attention from management of both companies. The diversion of the attention of management and any difficulties encountered in the transition process could have a material adverse effect on the revenues and operating results of FORE following the Merger. The combination of the two companies will also require integration of the companies' product offerings and the coordination of their research and development and sales and marketing efforts. In-process technologies of Berkeley may require substantial adaptation, including integration of technical personnel to support such products and services. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining two different corporate cultures. There can be no assurance that FORE will not encounter difficulties in integrating these disparate operations. In addition, the process of integrating the two organizations could cause interruptions of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have a material adverse effect on their operations. There can be no assurance that FORE will realize any technological or sales benefits or any other possible business and financial advantages of the Merger.

         POTENTIAL DILUTIVE EFFECT TO SHAREHOLDERS. There can be no assurance that the combination of FORE's and Berkeley's businesses and products, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by FORE operating independently. The issuance of FORE Shares in connection with the Merger will have the immediate effect of reducing FORE's net income per share and could reduce the market price of FORE Common Stock unless and until revenue and income growth and business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such synergies will ever be achieved.

         POTENTIAL VOLATILITY OF STOCK PRICE. The market price of FORE's Common stock has been, and may continue to be, volatile. Such volatility results from many factors, including fluctuations in FORE's operating results, both sequentially and in year-over-year comparisons, changes in financial estimates by, or expectations or recommendations of, securities analysts, sales of substantial amounts of FORE's Common stock in the public market or the prospect of such sales and market conditions. Volatility in the price of FORE's Common stock could have a material adverse effect on FORE's business, financial position and results of operations by making it more difficult to attract and retain qualified personnel and to complete business acquisitions. In addition, it is not uncommon for class action securities litigation to be instituted against a company following a significant drop in the market price of such company's securities, and such litigation, even if it is without merit, may result in substantial costs and a diversion of management's attention and resources.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) The following financial statements of Berkeley Networks, Inc. are filed as a part of this Current Report on Form 8-K:

                                                                                        Page No.

         Report of Independent Accountants                                                 7

         Balance Sheets at March 31, 1998 and 1997                                         8

         Statements of Operations for the year ended March 31, 1998 and the periods from inception (June 24, 1996) through March 31, 1997 and March
         31, 1998                                                                          9

         Statements of Shareholders' Deficit for the period from inception
         (June 24, 1996) through March 31, 1998                                           10

         Statements of Cash Flows for the year ended March 31, 1998 and the periods from inception (June 24, 1996) through March 31, 1997 and March
         31, 1998                                                                         11


         Notes to Financial Statements                                                    12

(b) The following unaudited pro forma combined financial statements are filed as a part of this Current Report on Form 8-K:

                                                                                        Page No.

         Unaudited Pro Forma Combined Financial Statements                                20

         Unaudited Pro Forma Combined Balance Sheet at June 30, 1998                      21

         Unaudited Pro Forma Combined Statement of Operations
         for the year ended March 31, 1998                                                22

         Unaudited Pro Forma Combined Statement of Operations
         for the three months ended June 30, 1998                                         23

         Notes to Unaudited Pro Forma Combined Financial Statements                       24

BERKELEY NETWORKS, INC.
(A COMPANY IN THE DEVELOPMENT STAGE)
FINANCIAL STATEMENTS
MARCH 31, 1998 AND 1997

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          INDEX TO FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----

Report of Independent Accountants...........................................   7

Balance Sheets..............................................................   8

Statements of Operations....................................................   9

Statements of Shareholders' Deficit.........................................  10

Statements of Cash Flows....................................................  11

Notes to Financial Statements...............................................  12

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Berkeley Networks, Inc.


       In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Berkeley Networks, Inc. (a company in the development stage) at March 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended March 31, 1998, the period from inception (June 24, 1996) through March 31, 1997, and the period from inception (June 24, 1996) through March 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit of approximately $8.7 million that raise substantial doubt as to its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers, LLP


June 5, 1998, except as to Note 9,
  which is as of August 10, 1998

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS

                                                                               MARCH 31,
                                                                      ----------------------------
                                                                          1998            1997
                                                                      -----------      -----------
ASSETS
Current assets:
  Cash and cash equivalents                                           $ 5,573,000      $ 1,732,000
  Short-term investments                                                                 1,851,000
  Other current assets                                                     42,000           12,000
                                                                       ----------       ----------
    Total current assets                                                5,615,000        3,595,000

Property and equipment, net                                             1,810,000          690,000
Other assets                                                              126,000           10,000
                                                                       ----------       ----------

                                                                      $ 7,551,000      $ 4,295,000
                                                                      ===========      ===========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                    $   584,000      $    65,000
  Accrued liabilities                                                     289,000           54,000
  Current portion of long-term debt                                       135,000               --
                                                                       ----------       ----------
    Total current liabilities                                           1,008,000          119,000
                                                                       ----------       ----------

Long-term debt                                                            482,000               --
                                                                       ----------       ----------

Commitments (Note 8)

Redeemable Preferred Stock                                             14,595,000        5,770,000
                                                                       ----------       ----------

Shareholders' deficit:
  Common stock, $0.01 par value; 20,000,000
    shares authorized; 7,990,000 (1998) and 6,665,000 (1997) shares
    issued and outstanding                                                 52,000           39,000
  Additional paid-in capital                                              158,000            3,000
  Notes receivable from shareholders                                      (20,000)         (20,000)
  Deficit accumulated during the development stage                     (8,724,000)      (1,616,000)
                                                                       ----------       ----------
    Total shareholders' deficit                                        (8,534,000)      (1,594,000)
                                                                       ----------       ----------

                                                                      $ 7,551,000      $ 4,295,000
                                                                      ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS

                                                                                 PERIOD FROM       PERIOD FROM
                                                                                  INCEPTION         INCEPTION
                                                                                (JUNE 24, 1996)   (JUNE 24, 1996)
                                                                YEAR ENDED         THROUGH            THROUGH
                                                                 MARCH 31,         MARCH 31,          MARCH 31,
                                                                   1998              1997               1998
                                                                -----------      -----------        -----------
Operating expenses:
  Research and development                                      $ 5,067,000      $ 1,311,000        $ 6,378,000
  Selling, general and administrative                             2,293,000          438,000          2,731,000
                                                                -----------      -----------        -----------
    Total operating expenses                                      7,360,000        1,749,000          9,109,000
                                                                -----------      -----------        -----------

Loss from operations                                             (7,360,000)      (1,749,000)        (9,109,000)
Interest income, net                                                252,000          133,000            385,000
                                                                -----------      -----------        -----------

Net loss                                                        $(7,108,000)     $(1,616,000)       $(8,724,000)
                                                                ===========      ===========        ===========

Basic and diluted net loss per share                            $     (3.49)     $     (1.84)
                                                                ===========      ===========

Shares used to compute basic and diluted net loss per share       2,035,000          879,000
                                                                ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                      STATEMENTS OF SHAREHOLDERS' DEFICIT
      FOR THE PERIOD FROM INCEPTION (JUNE 24, 1996) THROUGH MARCH 31, 1998


                                                                                                     DEFICIT
                                                                                     NOTES         ACCUMULATED
                                            COMMON STOCK         ADDITIONAL       RECEIVABLE        DURING THE
                                        ---------------------      PAID-IN           FROM          DEVELOPMENT
                                         SHARES        AMOUNT      CAPITAL        SHAREHOLDERS        STAGE             TOTAL
                                        ---------     -------      --------      -----------      -----------      -----------
Issuance of Common Stock to founder
  at $0.001 per share in June 1996      3,000,000     $ 3,000      $     --      $        --      $        --      $     3,000
Issuance of Common Stock at $0.01
  per share in August 1996              3,640,000      36,000            --               --               --           36,000
Issuance of Common Stock at $0.10
  per share in September 1996              25,000          --         3,000               --               --            3,000
Issuance of Series A Convertible
  Preferred Stock for notes in
  February 1997                                --          --            --          (20,000)              --          (20,000)
Net loss                                       --          --            --               --       (1,616,000)      (1,616,000)
                                        ---------     -------      --------      -----------      -----------      -----------

Balance at March 31, 1997               6,665,000      39,000         3,000          (20,000)      (1,616,000)      (1,594,000)

Exercise of stock options               1,325,000      13,000       155,000               --               --          168,000
Net loss                                       --          --            --               --       (7,108,000)      (7,108,000)
                                        ---------     -------      --------      -----------      -----------      -----------

Balance at March 31, 1998               7,990,000     $52,000      $158,000      $   (20,000)     $(8,724,000)     $(8,534,000)
                                        =========     =======      ========      ===========      ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF CASH FLOWS


                                                                                    PERIOD FROM      PERIOD FROM
                                                                                     INCEPTION        INCEPTION
                                                                                  (JUNE 24, 1996)  (JUNE 24, 1996)
                                                                    YEAR ENDED        THROUGH          THROUGH
                                                                     MARCH 31,        MARCH 31,        MARCH 31,
                                                                      1998              1997             1998
                                                                  -----------      -----------      ------------
Cash flows from operating activities:
  Net loss                                                        $(7,108,000)     $(1,616,000)     $ (8,724,000)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
      Depreciation                                                    490,000           68,000           558,000
      Changes in assets and liabilities:
        Other assets                                                  (55,000)         (22,000)          (77,000)
        Accounts payable                                              519,000           65,000           584,000
        Accrued compensation                                          235,000           54,000           289,000
                                                                  -----------      -----------      ------------
          Net cash used in operating activities                    (5,919,000)      (1,451,000)       (7,370,000)
                                                                  -----------      -----------      ------------

Cash flows used in investing activities:
  Sale (purchase) of short-term investments                         1,851,000       (1,851,000)               --
  Acquisition of property and equipment                            (1,610,000)        (758,000)       (2,368,000)
  Other assets                                                        (91,000)              --           (91,000)
                                                                  -----------      -----------      ------------
          Net cash provided by (used in) investing activities         150,000       (2,609,000)       (2,459,000)
                                                                  -----------      -----------      ------------

Cash flows from financing activities:
  Proceeds from issuance of Preferred Stock                         8,825,000        5,750,000        14,575,000
  Proceeds from issuance of Common Stock                              168,000           42,000           210,000
  Payment of bank borrowings                                         (133,000)              --          (133,000)
  Proceeds from bank borrowings                                       750,000               --           750,000
                                                                  -----------      -----------      ------------
          Net cash provided by financing activities                 9,610,000        5,792,000        15,402,000
                                                                  -----------      -----------      ------------

Net increase in cash and cash equivalents                           3,841,000        1,732,000         5,573,000

Cash and cash equivalents at beginning of period                    1,732,000               --                --
                                                                  -----------      -----------      ------------

Cash and cash equivalents at end of period                        $ 5,573,000      $ 1,732,000      $  5,573,000
                                                                  ===========      ===========      ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Issuance of Mandatorily Redeemable Convertible
    Preferred Stock for note receivable                           $        --      $    20,000      $     20,000
                                                                  ===========      ===========      ============

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                          $    49,000      $        --      $     49,000
                                                                  ===========      ===========      ============



   The accompanying notes are an integral part of these financial statements.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - THE COMPANY AND A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Berkeley Networks, Inc. (the "Company") was incorporated in California on June 24, 1996 and is engaged in the development of products to provide high performance cost effective internetworking equipment.

LIQUIDITY AND CAPITAL RESOURCES

         Since its inception, the Company has been in the development stage and has been engaged primarily in raising capital and performing research and development, marketing and initial manufacturing activities. As of March 31, 1998, no revenues have been generated from the sale of its planned principal product. The Company had its initial product shipment in May 1998.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Since inception, the Company incurred losses from operations and at March 31, 1998, the Company had an accumulated deficit of $8,724,000. The Company expects to incur further losses related to the development of its products. The Company's operations are currently funded through financing provided by proceeds from the sale of preferred stock. In order to fund continuing operations, the Company will need to raise additional financing. Management has implemented a plan to raise additional debt or equity financing, however, there can be no assurances that such financing will be available to the Company (see Note 9).

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents at March 31, 1998 and 1997 consist of certificates of deposits totaling $530,000 and $1,646,000, respectively, with the remaining amount being invested primarily in money market accounts. The carrying amount of the investments approximates fair value.

         Short-term investments consist of certificates of deposit with maturities greater than three months when purchased. The Company has classified its short-term investments as available for sale. At March 31, 1997, the carrying value of the short-term investments approximated cost, and the amounts of gross unrealized gains and losses were not significant. At March 31, 1998, the Company has a certificate of deposit in the amount of $91,000 included in other assets which is required as collateral by its facility lease agreement.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the useful lives of the assets, which is generally three years.

RESEARCH AND DEVELOPMENT

         Research and development costs are charged to operations as incurred.

INCOME TAXES

         Income taxes are computed using the liability method. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences between the financial reporting and income tax bases of assets and liabilities and for net operating loss and tax credit carryforwards. A valuation allowance is established on deferred tax assets when it is more likely than not that they will not be realized.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. Cash equivalents and short-term investments are money market accounts and certificates of deposit with high quality financial institutions.

NET LOSS PER SHARE

         The Company computes net income (loss) per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the Company to report both net income
(loss) per share, which is based on the weighted-average number of common shares outstanding excluding contingently issuable or returnable shares such as shares of restricted Common Stock, and diluted net income (loss) per share, which is based on the weighted-average number of common shares outstanding and dilutive potential common shares outstanding. As a result of the losses incurred by the Company during the periods ended March 31, 1998 and 1997, all potential common shares were anti-dilutive and are excluded from the diluted net loss per share calculations.

         The following table summarizes the securities outstanding as of each period end which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive:

                                                                                 MARCH 31,
                                                                          -------------------------
                                                                            1998            1997
                                                                          ---------       ---------
         Restricted Common Stock                                          4,563,659       5,608,750
         Mandatorily Redeemable Convertible Preferred Stock               7,535,000       5,770,000
         Stock options                                                      943,419       1,443,075

         Restricted Common Stock represents stock that has been issued but which is subject to repurchase based on a vesting schedule which is generally over four years. Each share of Mandatorily Redeemable Convertible Preferred Stock is convertible into one share of Common Stock. The stock options outstanding at March 31, 1998 and 1997 had a weighted average exercise price of $0.26 and $0.10 per share, respectively.

STOCK-BASED COMPENSATION

         The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



NOTE 2 - BALANCE SHEET COMPONENTS:

                                                               MARCH 31,
                                                      ------------------------
                                                          1998            1997
                                                      ----------      --------

Property and equipment:
  Computers and equipment                             $1,253,000      $383,000
  Purchased software                                     947,000       315,000
  Furniture and fixtures                                 168,000        60,000
                                                      ----------      --------
                                                       2,368,000       758,000
  Less: accumulated depreciation and amortization       (558,000)      (68,000)
                                                      ----------      --------

                                                      $1,810,000      $690,000
                                                      ==========      ========

Accrued liabilities:
  Accrued compensation                                   189,000        54,000
  Other                                                  100,000            --
                                                      ----------      --------

                                                      $  289,000      $ 54,000
                                                      ==========      ========


NOTE 3 - BORROWING ARRANGEMENTS:

         The Company had a $500,000 line of credit which expired on April 15, 1998. Borrowings under the line bore interest at the bank's prime rate plus 1%. At March 31, 1998, no amounts were outstanding.

         The Company has a $300,000 standby letter of credit facility with a bank which expires on November 12, 1998.

         The Company entered into loan agreements in June 1997 for borrowings of $600,000 and $150,000 which mature on June 4, 2000 and December 31, 2000, respectively. The loans are secured by the Company's assets and bear interest at the bank's rate plus 1%. The agreements require the Company to comply with certain financial covenants, including the maintenance of specified minimum ratios. The Company was in compliance with all covenants at March 31, 1998.

         On March 16, 1998, the Company signed a $1.6 million equipment line-of-credit agreement with a financial institution. Borrowings under the line are secured by the Company's equipment and bear interest at the prime rate plus
 .5%. The line of credit permits borrowings on equipment purchases through June 16, 1998 and requires the Company to comply with certain financial covenants, including the maintenance of specified minimum ratios. In April 1998, the Company borrowed approximately $1,267,000 under the line and utilized a portion of the proceeds to repay the $617,000 of outstanding debt as of March 31, 1998. The current portion of long-term debt at March 31, 1998 reflects this refinancing.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



         Future principal payments reflecting the April 1998 refinancing are as follows:

         YEAR ENDING MARCH 31,

         1999                                                    $  135,000
         2000                                                       288,000
         2001                                                       315,000
         2002                                                       345,000
         2003                                                       184,000
                                                                 ----------

                                                                 $1,267,000
                                                                 ==========

NOTE 4 - RETIREMENT SAVINGS PLAN:

         Effective September 1, 1996, the Company implemented a retirement savings plan which qualifies as a deferred salary plan under section 401(k) of the Internal Revenue Code (the "Savings Plan"). All employees that are twenty-one years of age or older on or before the quarterly entry periods are eligible to participate in the Savings Plan. The Savings Plan allows participants to contribute up to 15% of the total compensation that would otherwise be paid to the participant, not to exceed the amount allowed by applicable Internal Revenue Service guidelines. The Company may make a discretionary matching contribution equal to a percentage of the participant's contributions subject to a maximum of 6%. The Company made no contributions to the Savings Plan during fiscal 1998 and 1997.


NOTE 5 - INCOME TAXES:

         No provision or benefit for income taxes has been recognized as the Company has incurred losses since inception.

         Deferred tax assets of approximately $3,661,000 and $481,000 at March 31, 1998 and 1997, respectively, consist primarily of federal and California net operating loss carryforwards. Based upon a number of factors, including the lack of profits to date and the fact that the Company operates in a developing market characterized by rapidly changing technology and intense competition, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets that a full valuation allowance has been provided.

         At March 31, 1998, the Company has approximately $8,724,000 of net operating loss carryforwards available to offset future taxable income for both federal and California purposes, which expire in varying amounts beginning in 2003 and 2012, respectively. Under the Tax Reform Act of 1986, the amount of net operating losses that can be utilized may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period, as defined.


NOTE 6 - REDEEMABLE PREFERRED STOCK:

PREFERRED STOCK

         The Company has authorized a total of 10,000,000 shares of Preferred Stock, of which 5,770,000 shares have been designated as Series A Mandatorily Redeemable Convertible Preferred Stock ("Series A") and 1,765,000 shares are designated as Series B Mandatorily Redeemable Convertible Preferred Stock ("Series B").

         In the periods ending March 31, 1998 and 1997, the Company issued 1,765,000 shares of Series B at $5.00 per share for total proceeds of $8,825,000 and 5,770,000 shares of Series A at $1.00 per share for total proceeds of $5,770,000, respectively.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



         The rights, preferences, privileges and restrictions with respect to the Company's Series A and Series B are as follows:

DIVIDENDS

         The holders of Series A and Series B shall be entitled to receive noncumulative dividends at the annual rate of $0.08 and $0.40, respectively, per share, if and when declared by the Board of Directors. Such dividends are payable in preference to any dividend for Common Stock declared by the Board of Directors.

LIQUIDATION PREFERENCE

         In the event of any liquidation, dissolution or winding up of the Company, if after converting to Common, the holders of Series A would receive at least $3.00 per share upon the event occurring before August 30, 1999, or at least $4.00 per share upon the event occurring after August 30, 1999 and the holders of Series B would receive at least $9.00 per share, then the holders of Series A and Series B shall be entitled to receive in preference to the holders of Common Stock an amount equal to the purchase price per share for each share of Series A and Series B, respectively, plus all declared but unpaid dividends on the Series A and Series B. Any remaining proceeds shall be paid to the holders of the Common Stock. If the holders of Series A and Series B would receive less than the amounts specified above, then holders of Series A and Series B shall be entitled to receive the preference amount and will then participate on an as-converted basis with the holders of Common Stock in any remaining proceeds.

REDEMPTION

         Holders of a majority of the Series A and Series B may elect to cause the Company to redeem the stock in three equal annual installments commencing on October 15, 2002 at a redemption price equal to the purchase price.

CONVERSION

         Each issued share of Series A and Series B is convertible, at the option of the holder, into one share of Common Stock and will be automatically converted upon the closing of an initial public offering of the Company's Common Stock with a price per share of at least $5.00 and gross proceeds of $15,000,000 or more.

VOTING RIGHTS

         The holders of Series A and Series B have one vote for each share of Common Stock into which shares may be converted.


NOTE 7 - COMMON STOCK:

         The Company has authorized 20,000,000 shares of Common Stock. In the event that certain holders of Common Stock cease to be an employee of the Company, the Company has the right to repurchase (the "Repurchase Right"), at the original purchase price, a declining percentage of the shares issued. The Repurchase Right lapses over a four year period. As of March 31, 1998, a total of 4,563,659 shares were subject to repurchase by the Company. Additionally, in the event the Repurchase Right has lapsed and the holder of Common Stock determines to sell the shares, the Company has the first right of refusal with respect to such shares.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



1996 STOCK PLAN

         In June 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan") which provides for the issuance of Common Stock or the granting of incentive stock options and nonstatutory stock options to employees, directors and consultants of up to 1,935,000 shares of Common Stock. The price of stock issued and options granted under the Plan is determined by the Board of Directors, but in no event shall be less than 100% of the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. Options granted under the Plan generally vest 25% each year and are exercisable for a maximum period of ten years. Through March 31, 1998, all stock options have been granted at prices equal to 100% of the fair market value of the Common Stock at the date of grant as determined by the Board of Directors. Options may be exercised in exchange for cash or, in certain cases at the discretion of the Board, for promissory notes payable to the Company. Options granted to a stockholder owning more than 10% of the outstanding stock of the Company at the time of grant must be issued at a price not less than 110% of the estimated fair value of the stock at the date of grant and such options are not exercisable after five years.

1997 STOCK PLAN

         In September 1997, the Company's Board of Directors adopted, and the shareholders approved, the 1997 Stock Plan (the "1997 Plan"). The 1997 Plan provides for the grant of incentive stock options and nonstatutory stock options to employees, directors and consultants. The exercise price of the options issued under the 1997 Plan is determined by the Board of Directors, but in no event shall be less than 85% of the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. Through March 31, 1998, all stock options have been granted at prices equal to 100% of the fair market value of the Common Stock at the date of grant as determined by the Board of Directors. Options granted under the 1997 Plan are exercisable for a maximum period of ten years and vest over a period determined by the administrator of the 1997 Plan. A portion of the unvested options will vest upon a change in control of the Company, as defined. A total of 600,000 shares of Common Stock have been reserved for issuance under the 1997 Plan.

         Activity under the 1996 and 1997 Plans since inception (June 24, 1996) through March 31, 1998 is as follows:

                                                              WEIGHTED
                                 SHARES                        AVERAGE
                               AVAILABLE       OPTIONS        EXERCISE
                               FOR GRANT     OUTSTANDING       PRICE
                              ----------     -----------      --------

Shares authorized              1,935,000              --
Options granted               (1,469,998)      1,469,998       $0.10
Options canceled                  26,923         (26,923)       0.10
                              ----------      ----------

Balance at March 31, 1997        491,925       1,443,075        0.10
Shares authorized                600,000              --
Options granted               (1,105,000)      1,105,000        0.27
Options exercised                     --      (1,325,156)       0.12
Options canceled                 279,500        (279,500)       0.10
                              ----------      ----------

Balance at March 31, 1998        266,425         943,419        0.26
                              ==========      ==========

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



         The following table summarizes information concerning outstanding and exercisable options at March 31, 1998:

                         OPTIONS OUTSTANDING
                    ------------------------------
                                         WEIGHTED
                                         AVERAGE
                                        REMAINING
      EXERCISE        NUMBER           CONTRACTUAL       OPTIONS
       PRICE        OUTSTANDING           LIFE         EXERCISABLE
      ---------     -----------        -----------     -----------
      $ 0.10          672,919              8.9           578,299
        0.60          173,000              9.8                --
        0.80           97,500              9.9                --
                      -------                            -------

                      943,419                            578,299
                      =======                            =======

         The weighted average fair value of options granted during the periods ended March 31, 1998 and 1997, determined using the minimum value method was $0.06 and $0.02 per share, respectively. The fair value of each option is estimated on the date of grant using the following assumptions for grants during the applicable period: dividend yield of 0.0% for both periods; risk-free rate ranging from 6.04% - 6.51% for both periods and an expected option term of four years. Had compensation cost for the Company's stock option plan been determined based on fair value at the grant dates, the Company's pro forma net loss and net loss per share for the periods ended March 31, 1998 and 1997 would not have been materially different from the reported net loss for each respective period.

         Additional option grants are expected to be made in the future and the annual compensation expense will increase relative to the fair value of the stock options granted in those future periods. Accordingly, pro forma disclosures may differ materially from the reported results of operations in the future.


NOTE 8 - COMMITMENTS:

         The Company leases its facility under a noncancelable operating lease which expires on January 31, 2003. Rent expense for the period ended March 31, 1998 was $189,000. Future minimum lease payments under all noncancelable operating leases are as follows:

         YEAR ENDING MARCH 31,

           1999                                               $ 362,000
           2000                                                 375,000
           2001                                                 387,000
           2002                                                 400,000
           2003                                                 343,000
                                                             ----------

           Total minimum lease payments                      $1,867,000
                                                             ==========

         In connection with the termination of a lease agreement in March 1998, the Company signed a corporate guarantee whereby the Company guarantees all lease payments to be made by the new tenant. The agreement expires in December 1999. As of March 31, 1998, $212,000 remains outstanding in connection with this lease agreement.

                             BERKELEY NETWORKS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



NOTE 9 - SUBSEQUENT EVENT:

         In August 1998, the Company entered into a financing agreement in connection with a proposed acquisition of the Company which allows the Company to borrow up to $3,000,000. Upon entering the agreement, $1,000,000 of borrowings are immediately available with the remaining borrowings becoming available in increments of $1,000,000 each on September 9, 1998 and October 9, 1998, respectively. Borrowings under the agreement bear interest at a rate of 6% and are convertible into shares of the Company's Common Stock upon certain circumstances. The agreement expires no later then February 10, 2000. At August 10, 1998, $1,000,000 was outstanding under this agreement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations that actually would have been realized had FORE Systems, Inc. ("FORE") and Berkeley Networks, Inc. ("Berkeley") been a combined company during the specified periods. Additionally, they are not indicative of the results of future combined operations.

The following pro forma combined financial statements give effect to the business combination of FORE and Berkeley using the purchase method of accounting. The pro forma combined financial statements utilize the historical audited financial statements of FORE and Berkeley for the fiscal year ended March 31, 1998 and the unaudited historical financial statements of FORE and Berkeley as of and for the three months ended June 30, 1998. The pro forma combined statements of operations assume that the acquisition took place as of the beginning of the periods presented. The pro forma combined balance sheet assumes that the acquisition took place as of the end of the interim period ending June 30, 1998. The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. A valuation of the intangible assets and purchased in-process technology acquired is being conducted by an independent third-party appraisal company.

Based on the final valuation of the intangible assets and purchased in-process technology being acquired, the pro forma adjustments may differ materially from those presented in these unaudited pro forma combined financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price based on the final value assigned to intangible assets and purchased in-process technology (see note 2 to the unaudited pro forma combined financial statements).

                  FORE SYSTEMS INC. AND BERKELEY NETWORKS, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  JUNE 30, 1998
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                Pro Forma
                                                                FORE           Berkeley        Adjustments        Pro Forma
                                                               6/30/98         6/30/98       (Notes 1 and 2)      Combined
                                                             ----------       ---------      ---------------      ----------
ASSETS:
Current Assets:
  Cash and cash equivalents                                  $ 121,492        $   2,346                              $123,838
  Short-term investments                                       201,741              629                               202,370
  Accounts receivable, net                                     110,415               49                               110,464
  Inventories                                                   76,964               --                                76,964
  Deferred income taxes                                         35,619               --        3,421 (d)(e)            39,040
  Prepaid expenses and other current assets                     14,586               34                                14,620
                                                             ----------       ---------                              ----------
     Total current assets                                      560,817            3,058                               567,296

Fixed assets, net                                               75,514            2,032           (367)(e)             77,179
Intangible assets                                                   --               --            594 (e)                594
Other non-current assets                                         5,000               45             (8)(e)              5,037

          Total assets                                       $ 641,331        $   5,135                              $650,106
                                                             ==========       =========                              =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                           $  36,732        $     317                             $  37,049
  Accrued payroll and related costs                             13,924              170                                14,094
  Current portion of long term debt                                 --              312                                   312
  Income taxes payable                                          18,310               --                                18,310
  Deferred revenue                                              27,858               --                                27,858
  Other current liabilities                                     10,782              396         13,500 (b)(c)(f)       24,678
                                                             ----------       ---------                              ---------
     Total current liabilities                                 107,606            1,195                               122,301

Long term debt                                                      --              920                                   920
                                                             ----------       ---------                              ---------
     Total liabilities                                         107,606            2,115                               123,221

Stockholders' equity:
  Preferred Stock                                                   --           14,567        (14,567)(a)                 --
  Common stock                                                 436,173               54        186,644 (a)            622,871
  Additional paid-in capital                                        --              207           (207)(a)                 --
  Retained earnings (deficit)                                  102,687          (11,788)      (181,750)(a)(e)(f)      (90,851)
  Treasury stock                                                (3,252)              --                                (3,252)
  Notes receivable from shareholders                                --              (20)            20 (a)                --
  Cumulative translation adjustment                               (238)              --                                  (238)
  Valuation allowance for short-term investments                (1,645)              --                                (1,645)
                                                             ----------       ---------                              ---------
     Total stockholder's equity                                533,725            3,020                               526,885

          Total liabilities and stockholders' equity         $ 641,331        $   5,135                              $650,106
                                                             ==========       =========                              =========



                 FORE SYSTEMS, INC. AND BERKELEY NETWORKS, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MARCH 31, 1998
                 (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)


                                                                                       Pro Forma
                                                                                      Adjustments       Pro Forma
                                                        FORE           Berkeley     (Notes 1 and 2)     Combined
                                                     -----------       --------     ---------------     --------
Revenue                                              $   458,369      $      --                        $   458,369

Cost of Sales                                            203,173             --                            203,173
                                                     -----------      ---------                        -----------
Gross Profit                                             255,196             --                            255,196
Operating Expenses:
  Research and development                                66,779          5,067                             71,846
  Sales and marketing                                    128,473             --                            128,473
  General and administrative                              23,372          2,293          198 (e)            25,863
                                                     -----------      ---------                        -----------
     Total operating expenses                            218,624          7,360                            226,182

Income from operations                                    36,572         (7,360)                            29,014

Interest income, net                                      13,446            252                             13,698
Other income (expense)                                       203             --                                203
                                                     -----------      ---------                        -----------
Income before provision for income taxes                  50,221         (7,108)                            42,915

Provision for income taxes                                15,066             --       (2,192)(g)            12,874
                                                     -----------      ---------                        -----------
Net income                                           $    35,155      $  (7,108)                       $    30,041
                                                     ===========      =========                        ===========

Net income per share - basic                         $      0.35      $   (3.49)                       $      0.28
                                                     ===========      =========                        ===========
Net income per share - diluted                       $      0.35      $   (3.49)                       $      0.27
                                                     ===========      =========                        ===========
Shares used in per share calculation - basic          99,214,000      2,035,000                        107,481,322
                                                     ===========      =========                        ===========
Shares used in per share calculation - diluted       101,859,000      2,035,000                        111,126,322
                                                     ===========      =========                        ===========

                 FORE SYSTEMS, INC. AND BERKELEY NETWORKS, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JUNE 30, 1998
                 (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)


                                                                                              Pro Forma
                                                                                             Adjustments        Pro Forma
                                                          FORE              Berkeley       (Notes 1 and 2)      Combined
                                                      ------------         ----------      ---------------      --------
Revenue                                               $    143,731         $      118                        $     143,849

Cost of Sales                                               63,496                123                               63,619
                                                      ------------         ----------                        --------------
Gross Profit                                                80,235                 (5)                              80,230

Operating Expenses:
  Research and development                                  18,415              1,488                               19,903
  Sales and marketing                                       38,397                389                               38,786
  General and administrative                                 6,913              1,201               50 (e)           8,164
                                                      ------------         ----------                        --------------
     Total operating expenses                               63,725              3,078                               66,853

Income from operations                                      16,510             (3,083)                              13,377

Interest income, net                                         3,823                 19                                3,842
Other income (expense)                                        (330)                --                                 (330)
                                                      ------------         ----------                        --------------
Income before provision for income taxes                    20,003             (3,064)                              16,889

Provision for income taxes                                   5,601                 --             (872)(g)           4,729
                                                      ------------         ----------                        --------------
Net income                                            $     14,402         $   (3,064)                       $      12,160
                                                      ============         ==========                        ==============
Net income per share - basic                          $       0.14         $    (1.51)                       $        0.11
                                                      ============         ==========                        ==============
Net income per share - diluted                        $       0.14         $    (1.51)                       $        0.11
                                                      ============         ==========                        ==============
Shares used in per share calculation - basic           100,718,889          2,035,000                          108,986,211
                                                      ============         ==========                        ==============
Shares used in per share calculation - diluted         105,732,601          2,035,000                          114,999,923
                                                      ============         ==========                        ==============

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1:  Basis of Presentation

The pro forma combined balance sheet assumes that the acquisition took place as of June 30, 1998 and combines the unaudited balance sheets of FORE and Berkeley as of that date.

The pro forma combined statements of operations assume that the acquisition took place as of the beginning of the periods presented and combine FORE's and Berkeley's audited statements of operations for the year ended March 31, 1998 and unaudited statements of operations for the three months ended June 30, 1998.

On a combined basis, there were no material transactions between FORE and Berkeley during the periods presented.

There are no material differences between the accounting policies of FORE and Berkeley.

Note 2:  Pro Forma Adjustments

The pro forma adjustments are preliminary and based on FORE management's estimates of the value of the tangible and intangible assets acquired. A valuation of the intangible assets and purchased in-process technology acquired is being conducted by an independent third-party appraisal company.

Based on the final valuation of the intangible assets and purchased in-process technology being acquired, the pro forma adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price based on the final valuation of the purchased in-process technology. The pro forma adjustments are as follows:

(a) Adjustments to record the elimination of Berkeley's stockholders' equity and the components of the purchase price, which are $186,697,924 in FORE common stock and options. The value of the FORE common stock issued is based on a share price of $20.1458. This share price is the average of the closing price on the transaction closing date, the day prior to the transaction closing date and the day following the transaction closing date. The value of FORE options issued is based on the estimated fair value of the options. A total of 9,267,322 FORE shares and options will be issued. The transaction is structured as a tax-free reorganization.

     Under the terms of the purchase agreement, FORE is obligated to pay additional consideration of up to $30,000,000 in cash over the next two years, based on Berkeley demonstrating certain technological advances and/or attaining certain revenue goals. No consideration has been given in the accompanying pro forma financial statements for this contingent consideration.

(b) Adjustment to record estimated acquisition costs (legal fees, accounting fees and broker fees) of $6,500,000.

(c) Adjustment to record estimated restructuring costs related to Berkeley, including the write-off of purchased software, closing of duplicate facilities and employee termination costs. Total costs are estimated to be $2,000,000.

(d) Adjustment to reduce the deferred tax valuation allowance of $3,661,000 related to net operating losses of Berkeley, which were fully reserved in the Berkeley financial statements.

(e) Estimated valuation of tangible and intangible assets, including purchased in-process technology. Valuation of the intangible assets and purchased in-process technology is being conducted by an independent third party appraisal company. The amounts allocated to tangible and intangible assets acquired less liabilities assumed exceed the purchase price by $42,005,000. The excess value over cost has been allocated to reduce proportionately the values assigned to the long-term assets and purchased in-process technology in determining their fair values. As a result of the change in fair values of the long-term assets, the deferred tax liability associated with these assets was also adjusted.

     The table below is a summary of the preliminary purchase price allocation:

                                                                        Value
                                                                        ------
     Current assets                                                  $   6,517
     Property, plant and equipment                                       1,665
     Assembled work force                                                  594
     Purchased in-process technology                                   188,500
     Other noncurrent assets                                                37
     Liabilities                                                        (4,115)
                                                                    -----------

     Total purchase price                                             $193,198
                                                                    -----------

     Management estimates that $188,500,000 ($230,000,000 before the proportionate allocation of the excess of assets acquired over the purchase price) of the purchase price represents in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon closing of the acquisition. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma combined statements of operations due to its non-recurring nature.

     The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility has not been established. The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value. The nature of the efforts to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, high-volume manufacturing verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications including functions, features and technical performance requirements.

     The resulting net cash flows from such projects are based on FORE management's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes from such projects. Estimated revenues for the purchased in-process products commence in fiscal year 2000 and increase through year 2002, at which time they are assumed to decrease through year 2004, as newer products are released. The discount rate used in discounting the net cash flows from purchased in-process technology averaged 25%.

     To date, Berkeley has generated no significant revenue and has not shipped a completed product. The products currently under development by Berkeley will need to be further developed by FORE prior to shipment to customers. Accordingly, no value has been assigned to existing technology. Intangible assets of $594,000 represent the value of Berkeley's assembled work force and have an estimated useful life of 3 years.

     Additional consideration of up to $30,000,000 may be paid by FORE based on Berkeley achieving certain technological advances and/or attaining certain revenue goals over the next 2 years. Depending on the amount and nature of any additional consideration paid, the amount of purchased in-process research and development could be increased or additional intangible assets could be recorded and amortized over their remaining estimated useful lives.

     (f) Adjustment to record estimated restructuring charges of $5,000,000 related to FORE resulting from the acquisition. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma statements of operations due to its non-recurring nature.

     (g) Adjustment to reflect the provision for income taxes in the combined pro forma statements of operations using FORE's historical effective tax rate for the periods presented.

(c)      Exhibits.

           Exhibit No.                        Description
           -----------                        -----------

                  2.1                       Agreement and Plan of
                                            Reorganization, dated as of August
                                            25, 1998, by and among FORE Systems,
                                            Inc., Fastwire Acquisition
                                            Corporation and Berkeley Networks,
                                            Inc. (filed herewith).

                  23.1                      Consent of Independent Accountants

                  99.1                      Press Release dated August 25, 1998
                                            (filed herewith).

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 FORE Systems, Inc.


Date:  September 17, 1998                        By: /s/ THOMAS J. GILL
                                                    --------------------------
                                                          Thomas J. Gill
                                                          President and Chief
                                                            Executive Officer

                                  EXHIBIT INDEX


         Exhibit No.                        Exhibit
         -----------                        -------

            2.1 Agreement and Plan of Reorganization, dated as of August 25, 1998, by and among FORE Systems, Inc., Fastwire Acquisition Corporation and Berkeley Networks, Inc.

            23.1                    Consent of Independent Accountants

            99.1                    Press Release dated August 25, 1998